Contact:	610-337-1000 Robert W. Krick, Ext. 3645 Brenda Blake, Ext. 3202	For Release: Immediate	October 24, 2006

AmeriGas Partners Issues Earnings Guidance and
Schedules Fourth Quarter Conference Call

VALLEY FORGE, Pa., October 24 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), today announced earnings guidance for fiscal years 2006 and 2007. AmeriGas Partners expects to report earnings per unit for its fiscal year ended September 30, 2006 of approximately $1.59 per limited partner unit, including a loss of $0.30 per limited partner unit from the early extinguishment of debt as a result of a refinancing of long-term debt completed in January. Average diluted units outstanding through September 30 were 56.8 million units.

Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are expected to be approximately $255 million for the year, excluding the loss of $17.1 million on the early extinguishment of debt.

Lon R. Greenberg, chairman of AmeriGas, said, “Warm weather and continued price-induced customer conservation combined to adversely impact our business in fiscal 2006. Assuming more normal weather patterns return this coming winter, we expect to report EBITDA of approximately $265 million to $275 million for fiscal 2007 ending September 30, 2007.”

AmeriGas Partners is scheduled to release more detailed results for the fiscal year ended September 30, 2006 on November 15, 2006.

AmeriGas Partners will host its fourth quarter and year end FY 2006 earnings conference call on Wednesday, November 15, 2006, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 5934822; (International replay 719-457-0820, passcode 5934822) through midnight, Friday, November 17, 2006.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.

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This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas, and regional economic conditions You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2007.

Forecast
Fiscal Year Ending
September 30, 2007
(in millions)
Net income (estimate)	$123

Interest Expense (estimate)	72

Income taxes (estimate)	1

Depreciation (estimate)	70

Amortization (estimate)	4

EBITDA (estimate)	$270

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-13 ### 10/24/06